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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported):
                                  July 13, 1999


                            THE ACKERLEY GROUP, INC.


             (Exact name of registrant as specified in its charter)


                                    DELAWARE
                 (State or other jurisdiction of incorporation)


             1-10321                                 91-1043807
    ------------------------               -------------------------------
    (Commission File Number)               IRS Employer Identification No.


                          1301 Fifth Avenue, Suite 4000
                            Seattle, Washington 98101
               (Address of principal executive offices) (zip code)



       Registrant's telephone number, including area code: (206) 624-2888



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ITEM 5. OTHER EVENTS

        On July 13, 1999, The Ackerley Group, Inc. announced net revenue for the quarter ended June 30, 1999 was $71.4 million compared to $75.8 million for the second quarter of 1998. On a "same stores" basis, net revenue for the quarter ended June 30, 1999 was $64.1 million compared to $64.8 million for the same period in 1998. The "same stores" basis excludes (1) our airport advertising operations, which we sold in June 1998, (2) television stations WOKR, KVIQ, KMTR and KCOY, which we acquired in 1999, and (3) television station KKTV, which we sold in 1999.

               "Same stores" net revenue for the second quarter of 1999 was $25.7 million for the Outdoor Media segment, an increase of 4% from the comparable period in the prior year. "Same stores" net revenue for the Television Broadcasting segment for the second quarter of 1999 decreased 3% from the second quarter of 1998 to $14.1 million due primarily to the lack of political advertising revenue in 1999. Net revenue in our Radio Broadcasting segment for the second quarter of 1999 increased 8% from the second quarter of 1998 to $6.9 million, while net revenue in our Sports & Entertainment segment for the second quarter of 1999 decreased 9% from the second quarter of 1998 to $17.3 million due primarily to the effects of the NBA lock-out.

               Operating Cash Flow for the quarter ended June 30, 1999 was $13.5 million compared to $13.9 million for the second quarter of 1998. On a "same stores" basis, Operating Cash Flow was $12.0 million for the second quarter of 1999 compared to $12.4 million for the second quarter of 1998. We define Operating Cash Flow as net revenue less operating expenses before amortization, depreciation, interest, litigation, and stock compensation expenses and gain on disposition of assets.

               "Same stores" Operating Cash Flow for the Outdoor Media segment for the second quarter of 1999 decreased 3% from the second quarter of 1998 to $11.7 million due primarily to the loss of tobacco advertising revenue and expenses related to our increased national sales efforts. "Same stores" Operating Cash Flow for the Television Broadcasting segment decreased from $2.4 million in the second quarter of 1998 to $1.3 million in the second quarter of 1999 due primarily to a restructuring charge taken in the second quarter of 1999 in connection with our ongoing implementation of Digital CentralCasting. This restructuring charge consisted primarily of costs associated with employee staff reductions. Operating Cash Flow for the Radio Broadcasting segment was $3.0 million for the second quarter of 1999, an increase of 6% from the second quarter of 1998, while Operating Cash Flow for the Sports & Entertainment segment for the second quarter of 1999 was negative $0.2 million, unchanged from the comparable period in the prior year. Second quarter 1999 Operating Cash Flow for our Sports & Entertainment segment was adversely affected by reduced revenues (after expenses) from the failure of the Seattle SuperSonics to participate in the 1999 NBA playoffs (in contrast to the prior season, when they participated in the first two rounds of the 1998 NBA playoffs) and lower than anticipated revenues from NBA related activities due primarily to the NBA lock-out, offset, in part, by additional revenue (after expenses) generated by the extension of the NBA's 1998-99 regular season into the second quarter of 1999 to make up for some of the games


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cancelled as a result of the lock-out. Corporate overhead decreased from $4.6 million in the second quarter of 1998 to $3.8 million in the second quarter of 1999.

               Net income for the second quarter of 1999 was $22.2 million compared to $22.4 million for the second quarter of 1998. This includes pre-tax gains on dispositions of assets of $27.3 in the second quarter of 1999 and $33.0 million in the second quarter of 1998, resulting primarily from the sale of television station KKTV in 1999 and the sale of our airport advertising operations in 1998.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

        (a) Financial statements.

               Not applicable.

        (b) Pro forma financial information.

               Not applicable.

        (c) Exhibits.

               (99) Press release dated July 13, 1999.


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                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

        Dated: July 13, 1999

                                        THE ACKERLEY GROUP, INC.



                                        By:  /s/ Keith W. Ritzmann
                                             _________________________________
                                             Keith W. Ritzmann
                                             Senior Vice President and Chief
                                                Information Officer, Assistant
                                                Secretary and Controller


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